Exhibit 99.3
Unaudited Pro Forma Condensed Consolidated Combined Financial Statements
of Phoenix Technologies Ltd. and BeInSync Ltd.
     On April 30, 2008, Phoenix Technologies Ltd. (“Phoenix”) acquired BeInSync Ltd. (“BeInSync”), an Israeli-based provider of an all-in-one solution that allows users to backup, synchronize, share and access their data online.
     The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2008 is based on the individual balance sheets of Phoenix and BeInSync as of March 31, 2008 and is prepared as if the acquisition of BeInSync had occurred on March 31, 2008.
     The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended September 30, 2007, are based on historical financial statements of Phoenix and BeInSync, after giving effect to the merger with BeInSync under the purchase method of accounting as if the acquisition occurred on October 1, 2006 and, due to different accounting period, the historical operating results of Phoenix for the year ended September 30, 2007 are combined with the historical operating results of BeInSync for the year ended December 31, 2007.
     The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended March 31, 2008, are based on historical financial statements of Phoenix and BeInSync, after giving effect to the merger with BeInSync under the purchase method of accounting as if the acquisition occurred on October 1, 2006 and combine the historical operating results of Phoenix for the six months ended March 31, 2008 with the historical operating results of BeInSync for the six months ended March 31, 2008.
     The merger will be accounted for under the purchase method of accounting in accordance with SFAS 141. Under the purchase method of accounting, the preliminary purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of BeInSync acquired in connection with the merger, based on their estimated fair values as of the effective date of the merger. Management’s estimates of the fair value tangible and intangible assets acquired and liabilities assumed are based, in part, on third party valuation.
     The estimated purchase price and purchase price allocation, as presented below, represents our best estimates. These estimates are preliminary, and may change materially, as we are still in the process of finalizing the majority of the amounts presented.
     The Unaudited Pro Forma Condensed Combined Statements of Operations are prepared for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of BeInSync occurred as of the dates described. The unaudited pro forma financial statements do not give effect to any cost savings or incremental costs that may result from the integration of Phoenix and BeInSync.
     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompany notes of Phoenix included in the annual report on Form 10-K and quarterly reports on Form 10-Q and the historical financial statements and accompany notes of BeInSync included herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF
PHOENIX TECHNOLOGIES AND BEINSYNC
As of March 31, 2008

	Phoenix	BeInSync
	As of	As of	Pro Forma			Pro Forma
(In thousands, except per share amounts)	March 31, 2008	March 31, 2008	Adjustments	Note		Combined
ASSETS
Current assets:
Cash and cash equivalents	$78,985	$250	$(17,295)	(a	)	$61,940
Accounts receivable, net of allowances	4,018	23				4,041
Shares held in escrow	2,989		(2,989)	(i	)	—
Other assets — current	1,894	64				1,958

Total current assets	87,886	337	(20,284)			67,939
Property and equipment, net	2,709	48	(48)	(k	)	2,709
			6,010	(b	)
			4,758	(c	)
Purchased technology and intangible assets, net	3,500		429	(c	)	14,697
Goodwill	14,497		11,081	(d	)	25,578
Other assets — noncurrent	3,132	77				3,209

Total assets	$111,724	$462	$1,946			$114,132

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,182	$201	$499	(e	)	$1,882
Accrued compensation and related liabilities	3,646	202	200	(f	)	4,048
Deferred revenue	14,383	272	(142)	(g	)	14,513
Income taxes payable — current	3,177					3,177
Accrued restructuring charges — current	813					813
Short term credit	—	374				374
Payable to BeInSync shareholders	2,989		(2,989)	(i	)	—
Other liabilities — current	2,393	639				3,032

Total current liabilities	28,583	1,688	(2,432)			27,839
Accrued restructuring charges — noncurrent	37					37
Income taxes payable — noncurrent	12,163					12,163
Accrued severance pay	—	163				163
Convertible loan	—	2,085	(2,085)	(h	)	—
Other liabilities — noncurrent	2,328					2,328

Total liabilities	43,111	3,936	(4,517)			42,530
Stockholders’ equity:
Common stock	28					28
		8,203	(8,203)	(h	)
Additional paid-in capital	215,037		2,989	(i	)	218,026
Accumulated deficit	(54,436)	(11,677)	11,677	(h	)	(54,436)
Accumulated other comprehensive loss	(338)					(338)
Less: Cost of treasury stock	(91,678)					(91,678)

Total stockholders’ equity	68,613	(3,474)	6,463			71,602

Total liabilities and stockholders’ equity	$111,724	$462	$1,946			$114,132

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS OF
PHOENIX TECHNOLOGIES AND BEINSYNC
For the Year Ended September 30, 2007

	Phoenix Technologies	BeInSync
	Twelve	Twelve
	Months Ended	Months Ended	Pro Forma			Pro Forma
(In thousands, except per share amounts)	September 30, 2007	December 31, 2007	Adjustments	Note		Combined
Revenues:
License fees	$39,655	$192	$			$39,847
Service fees	7,362					7,362

Total revenues	47,017	192	—			47,209
Cost of revenues:
License fees	927	130				1,057
Service fees	7,377					7,377
			1,202	(b	)
			952	(c	)

Amortization of purchased technology & intangible assets	1,387		86	(c	)	3,627

Total cost of revenues	9,691	130	2,240			12,061

Gross margin	37,326	62	(2,240)			35,148
Operating expenses:
Research and development	19,193	1,505				20,698
Sales and marketing	11,992	817				12,809
General and administrative	16,611	372				16,983
Restructuring and related charges	4,118					4,118

Total operating expenses	51,914	2,694	0			54,608

Operating loss	(14,588)	(2,632)	(2,240)			(19,460)
Interest and other income (expense), net	1,984	(122)	(439)	(j	)	1,423

Loss before income taxes	(12,604)	(2,754)	(2,679)			(18,037)
Income tax expense	3,805					3,805

Net loss	$(16,409)	$(2,754)	$(2,679)			$(21,842)

Loss per share:
Basic loss	$(0.63)	$(14.42)				$(0.83)
Diluted loss	$(0.63)	$(14.42)				$(0.83)
Shares used in loss per share calculation:
Basic	25,976	191				26,167
Diluted	25,976	191				26,167
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS OF
PHOENIX TECHNOLOGIES AND BEINSYNC
For the Six Months Ended March 31, 2008

	Phoenix Technologies	BeInSync
	Six Months Ended	Six Months Ended	Pro Forma			Pro Forma
(In thousands, except per share amounts)	March 31, 2008	March 31, 2008	Adjustments	Note		Combined
Revenues:
License fees	$30,227	$83	$			$30,310
Service fees	4,197					4,197

Total revenues	34,424	83	0			34,507
Cost of revenues:
License fees	242	92				334
Service fees	3,517					3,517
			601	(b	)
			476	(c	)

Amortization of purchased technology & intangible assets	71		43	(c	)	1,191

Total cost of revenues	3,830	92	1,120			5,042

Gross margin	30,594	(9)	(1,120)			29,465
Operating expenses:
Research and development	11,672	752				12,424
Sales and marketing	5,640	389				6,029
General and administrative	9,513	555				10,068
Restructuring and related charges	113					113

Total operating expenses	26,938	1,696	0			28,634

Operating income (loss)	3,656	(1,705)	(1,120)			831
Interest and other income (expense), net	274	(163)	(220)	(j	)	(109)

Income (loss) before income taxes	3,930	(1,868)	(1,340)			722
Income tax expense	2,803					2,803

Net income (loss)	$1,127	$(1,868)	$(1,340)			$(1,966)

Earnings (loss) per share:
Basic income (loss)	$0.04	(9.78)				$(0.08)
Diluted income (loss)	$0.04	(9.78)				$(0.07)
Shares used in earnings (loss) per share calculation:
Basic	27,291	191				27,482
Diluted	29,114	191				29,305
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

PHOENIX TECHNOLOGIES LTD.
BEINSYNC LTD.
Notes to Unaudited Pro Forma Combined Condensed Financial Statements
1 — Basis of Pro Forma Presentation
     On April 30, 2008, Phoenix Technologies Ltd., a Delaware corporation (“Phoenix”), completed its acquisition of BeInSync Ltd., a company incorporated under the laws of the State of Israel (“BeInSync”). Phoenix acquired BeInSync pursuant to the terms of the Share Purchase Agreement (the “Purchase Agreement”) entered into on March 26, 2008. Under the terms of the Purchase Agreement, the holders of outstanding shares and vested options of BeInSync received total cash consideration of approximately $17.3 million and 191,031 shares of Phoenix common stock.
     As discussed before, the estimated purchase price and purchase price allocation, as presented below, represents our best estimates. These estimates are preliminary, and may change materially, as we are still in the process of finalizing the majority of the amounts presented.
     The preliminary purchase price of the merger is as follows (in thousands):

Cash	$17,295
Fair value of Phoenix shares	2,989
Estimated direct transaction costs	499

Total estimated purchase price	$20,783

     Under the purchase method of accounting, the preliminary purchase price as shown in the table above is allocated to BeInSync’s net tangible and intangible assets based on their estimated fair value as of April 30, 2008. Based on third party valuation, the estimated purchase price is allocated as follows (in thousands):

	Purchase Price	Asset
	Allocation	Life
Cash	$250
Account receivables, net	23
Prepaid expenses & other current assets	64
Other assets	77
ST credit	(374)
Account payables	(201)
Employee related amounts	(402)
Deferred revenue	(130)
Other accrued liabilities	(639)
Long-term liabilities	(163)

Net liabilities assumed	(1,495)
Identifiable intangible assets acquired:
Trade name and other	429	5 years
Sandisk customer relationship	4,758	5 years
Purchased technology	6,010	5 years
Goodwill	11,081

Total estimated purchase price	$20,783

     Of the preliminary purchase price, $11.2 million was allocated to definite-lived intangible assets acquired, and $11.0 million to goodwill. Adjustments to the purchase price, if any, would generally result in a change in the amount allocated to goodwill acquired. The amortization related to the amortizable intangible asset is reflected as pro forma adjustments to the unaudited pro forma condensed combined statement of operations.

Identifiable Intangible Assets
     The value assigned to BeInSync trade name was determined by discounting the royalty savings of existing and future technology based on independent research of comparable royalty agreements. The revenue estimates for existing and future technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introduction by BeInSync and its competitors. A discount rate of 36% was deemed appropriate for valuing BeInSync trade name. Phoenix expects to amortize the BeInSync trade name on a straight-line basis over an assumed useful life of five years.
     The valued assigned to BeInSync’s developed and core technology was determined by discounting the estimated cash flows of existing technology to their present values. The estimated cash flows were based on long-term forecast revenues of existing technology net of operating expenses and the cost of producing those products. The cost structure was based on the Company’s normalized cost structure in its long-term forecast adjusted for the lower research and development cost of maintaining existing technology versus developing new technology. A discount rate of 36% was deemed appropriate for valuing developed and core technology. Phoenix expects to amortize the developed and core technology on a straight-line basis over an assumed average useful life of five years.
     The valued assigned to BeInSync’s customer relationship with Sandisk was determined by discounting the estimated cash flows associated with Sandisk. The estimated cash flows were based on forecasted revenues from Sandisk net of operating expenses associated with servicing this customer and the cost to produce those revenues. The cost structure for servicing Sandisk was estimated based on the Company’s normalized cost structure in its long-term forecast adjusted for the lower sales and marketing costs to maintain an existing customer versus acquiring a new customer. A discount rate of 36% was deemed appropriate for valuing the Sandisk customer relationship. Phoenix expects to amortize the Sandisk customer relationship on a straight-line basis over an assumed useful life of five years.
Goodwill
     Of the estimated purchase price, approximately $11.0 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired.
     In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequent if certain indicators are present). In the event that management determines that the goodwill has become impaired, the company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3 — Pro Forma Adjustments
     Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to BeInSync’s net tangible and intangible asset to the estimate of the fair value of those assets, and to reflect the amortization expense related to the estimated amortizable intangible assets.
     The following pro forma adjustments are included in the unaudited pro forma condensed consolidated balance sheet and statement of operations:
(a)	To reflect the cash consideration paid to BeInSync’s shareholders in connection with the merger ($17.3M).

(b)	To record the estimated fair value of purchased technology and associated annually and quarterly amortization expenses. Purchased technology is amortized on a straight line basis over five years.

(c)	To record other intangible assets: Sandisk customer relationship ($4.8M) and BeInSync trade name ($0.4M). The Sandisk customer relationship and BeInSync trade name are amortized on a straight line basis over five years and the effects are included in the pro forma statements of operations.

(d)	To record goodwill.

(e)	To record the liabilities for direct transaction costs.

(f)	To record liability for employee bonus due upon closing.

(g)	To reflect the fair value of deferred revenues.

(h)	To eliminate BeInSync’s equity. The $2085K convertible loan is equivalent to Additional Paid In Capital since 100% of the loan is expected to convert to common stock.

(i)	To record the estimated fair value of Phoenix shares deposited in escrow in connection with the merger and the subsequent issuance of those shares to BeInSync shareholders.

(j)	To adjust for the loss of interest income due to lower cash balance as a result of the merger. The lower cash balance is due to the $17.3 million cash consideration paid to BeInSync shareholders. The annual interest rate loss is assumed to be 2.54%.

(k)	To reflect the fair value of property and equipment.
4 — Pro Forma Earnings Per Share
     Pro forma basic and diluted earnings per share are calculated using Phoenix’s basic and diluted weighted average shares outstanding during the period and the number of shares of common stock issued or to be issued in connection with the acquisition of BeInSync as if the shares had been outstanding for the entire period.